Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
General Cable Corporation:
We consent to the incorporation by reference in Registration Statement Nos. 333-28965, 333-31865, 333-31867, 333-31869, 333-51812, 333-51818, 333-51822, 333-58792, 333-125190, 333-152035, 333-152037, and 333-161323 on Form S-8; Post-effective Amendment No. 1 to Registration Statement No. 333-59125 on Form S-8; Registration Statement Nos. 333-138511, 333-150273 and 333-162239 on Form S-3 ASR; and Registration Statement No. 333-162688 on Form S-4 of our reports dated March 1, 2010 (which reports express an unqualified opinion and include an explanatory paragraph relating to the retrospective application of the new accounting guidance on accounting for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement), determining whether instruments granted in share-based payment transactions are participating securities, and noncontrolling interests in consolidated financial statements, which became effective January 1, 2009, and the adoption of the new accounting guidance on accounting for uncertainty in income taxes, on January 1, 2007), relating to the consolidated financial statements and financial statement schedule of General Cable Corporation and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of General Cable Corporation and subsidiaries for the year ended December 31, 2009.
/s/ Deloitte & Touche LLP
Cincinnati, Ohio
March 1, 2010